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                                                                  EXHIBIT 10.01D

                                   AMENDMENT
                                       TO
                         GUILFORD PHARMACEUTICALS INC.
        1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN, AS AMENDED

         This Amendment to the Guilford Pharmaceuticals, Inc. 1993 Employee Share Option and Restricted Share Plan (this "Amendment") is made as of February 18, 1997 by Guilford Pharmaceuticals Inc. (the "Corporation").

         SECTION 14 of the Plan is hereby amended and restated to read as follows:

                 "14.1 General. Except as provided in Section 14.2, during the lifetime of an Optionee, only such Optionee or grantee (or, in the event of legal incapacity or incompetency, the guardian or legal representative of the Optionee or grantee) may exercise the Option. No Restricted Shares shall be assignable or transferable, other than by will or the laws of descent and distribution, before the satisfaction of applicable performance and service requirements with respect to such Shares, as set forth in the applicable Restricted Share Agreement.

                 "14.2 Family Transfers. The Committee may, in its discretion, authorize all or a portion of the Options granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or
                 (iii) a partnership in which such Immediate Family members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Stock Option Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and
                 (z) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 14.2 or by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 12.7 hereof the term "Optionee" shall be deemed to refer the transferee. The events of termination of employment of
                 Section 12 hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 12."